As filed with the Securities and Exchange Commission on July 24, 2012
Registration No. 333‑________
_____________________________________________________________________________________________
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
________________________________
WEYERHAEUSER COMPANY
(Exact Name of Registrant as Specified in Its Charter)

WASHINGTON	91-0470860
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

33663 Weyerhaeuser Way South
Federal Way, Washington 98003-9777
(Address of Principal Executive Offices) (Zip Code)

______________________________________________

WEYERHAEUSER SALARIED AND NORPAC 401(K) PLAN
WEYERHAEUSER HOURLY 401(K) PLAN
(Full Title of the Plans)
______________________________________________
Claire S. Grace
Corporate Secretary
Weyerhaeuser Company
Federal Way, Washington 98003
(253) 924-2345
(Name, Address and Telephone Number of Agent for Service)
__________________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.25 per share
Weyerhaeuser Salaried and NORPAC 401(k) Plan	20,000	$23.28	$465,600	$53.36
Weyerhaeuser Hourly 401(k) Plan	9,000	$23.28	$209,520	$24.01
Total	29,000	$23.28	$675,120	$77.37

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plans named above as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding common stock.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act. The Proposed maximum Offering Price Per Share is estimated to be $23.28 based on the average of the high sales price ($23.58) and the low sales price ($22.98) for the Registrant's common stock as reported on the New York Stock Exchange on July 19, 2012.

Part II:
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference in this Registration Statement:
(a)    the Registrant's Annual Report on Form 10‑K for the fiscal year ended December 31, 2011, filed on February 22, 2012, which contains audited financial statements for the most recent fiscal year for which such statements have been filed;
(b)    the Registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 4, 2012, which contains unaudited financial statements for the most recent fiscal quarter;
(c)    the Registrant current reports on Form 8-K filed on January 4, January 11, and April 18, and June 20, 2012;
(d)    the description of the Registrant's Common Stock contained in a Registration Statement on Form 10 filed October 24, 1963 under Section 12 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and Exhibit 3.1 to the Registrant's quarterly report on Form 10-Q filed on May 2, 2011 updating such description; and
(e)    the Registrant's annual reports on Form 11‑K for the fiscal year ended December 31, 2011 filed for the Registrant's Salaried and NORPAC 401(k) Plan, and Hourly 401(k) Plan, each of which was filed on June 20, 2012.

(f)    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.

Item 6. Indemnification of Directors and Officers.
Article XII of the Registrant's By-laws provide that the Registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer or employee of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the Business Corporation Act of the State of Washington (the “Act”), and any other applicable law, as from time to time in effect. Section 23B.08.510 of the Act, as amended, authorizes a court to award, or a corporation to grant, subject to certain limitations, indemnity to its directors and officers against reasonable expenses actually incurred in defending litigation against them in their capacities as directors and officers. This indemnity to directors and officers is sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to section 23B.08.560 of the Act, the scope of the indemnification to the Registrant's directors and officers includes a right to indemnification for all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually incurred by any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Pursuant to the Registrant's Restated Articles of Incorporation, if the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. The Registrant's Restated Articles of Incorporation also implements section 23B.08.320, which permits a corporation to limit the personal liability of directors to the corporation or its shareholders for monetary damages. The Registrant may also indemnify and advance expenses under sections 23B.08.510 through 23B.08.560 of the Act to an employee or agent of the corporation who is not a director to the same extent as to a director.
The Registrant has obtained and maintains a standard form officers' and directors' liability insurance policy insuring its officers and directors against certain liabilities for certain acts or omissions while acting in their official capacity, including liability under the Securities Act.
Item 7. Exemption from Registration Claimed.
Not Applicable.
Item 8. Exhibits.

Exhibit Number	Description

5.1	Legality Opinion of Claire S. Grace
5.2	ERISA undertaking (contained in Item 9(D))
23.1	Consent of KPMG LLP
23.2	Consent of counsel (included in the opinion filed as Exhibit 5.1)
24	Power of Attorney (see signature page)

Item 9. Undertakings.
A.    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
D.    The undersigned Registrant hereby undertakes that it will submit or has submitted the employee benefit plans subject to this Registration Statement and any amendments thereto to the Internal Revenue Service (the “IRS”) in a timely manner and will make all changes required by the IRS to qualify the plans.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Federal Way, State of Washington, on July 20, 2012.

WEYERHAEUSER COMPANY

By     /s/ Daniel S. Fulton
Daniel S. Fulton
President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Sandy D. McDade and Claire S. Grace, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any related registration statements filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and any other documents filed in connection with any such registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person could or might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on July 20, 2012.

Signature	Title

/s/ Daniel S. Fulton	President, Chief Executive Officer
Daniel S. Fulton	and Director
(Principal Executive Officer)

/s/ Patricia M. Bedient	Executive Vice President and
Patricia M. Bedient	Chief Financial Officer
(Principal Financial Officer)

/s/ Jerald W. Richards	Chief Accounting Officer
Jerald W. Richards	(Principal Accounting Officer)

Signature	Title

/s/ Debra A. Cafaro	Director
Debra A. Cafaro

/s/ Mark A. Emmert	Director
Mark A. Emmert

/s/ John I. Kieckhefer	Director
John I. Kieckhefer

/s/ Wayne W. Murdy	Director
Wayne W. Murdy

/s/ Nicole W. Piasecki	Director
Nicole W. Piasecki

/s/ Richard H. Sinkfield	Director
Richard H. Sinkfield

/s/ D. Michael Steuert	Director
D. Michael Steuert

/s/ Kim Williams	Director
Kim Williams

/s/ Charles R. Williamson	Director
Charles R. Williamson

PLAN SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plans named below) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Federal Way, State of Washington, on July 20, 2012.

WEYERHAEUSER SALARIED AND NORPAC
401(K) PLAN
WEYERHAEUSER HOURLY 401(K) PLAN

By	/s/ Kimberly Eckroth
Kimberly Eckroth
Director of Employee Benefits

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of counsel regarding legality of the common stock being registered
5.2	ERISA undertaking (contained in Item 9(D))
23.1	Consent of KPMG LLP
23.2	Consent of Attorney (included in opinion filed as Exhibit 5.1)
24	Power of Attorney (included on signature page)